Exhibit 10.3

HLM RIGHTS AGREEMENT

THIS HLM RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2011, by and between CombiMatrix Corporation, a Delaware corporation (the “Company”), and HLM Venture Partners III, L.P. (“HLM”).

RECITALS

A.            Simultaneously with the execution of this Agreement, the Company and HLM are entering into that certain Securities Purchase Agreement, dated as of April 1, 2011, by and among the Company, HLM and the other purchasers designated therein (the “Purchase Agreement”).

B.            To induce HLM to enter into the Purchase Agreement, the Company is entering into this Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and HLM agree as follows:

1.             Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Board” means the Company’s Board of Directors.

“Closing” means the closing of the Financing pursuant to the Purchase Agreement.

“common stock” or “Common Stock” means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock may hereinafter be reclassified.

“Financing” means the issuance and sale of the Common Stock and Warrants pursuant to the Purchase Agreement.

“HLM Designee” means initially Mr. Marty Felsenthal, and any replacement director for Mr. Felsenthal designated by HLM pursuant to Section 2(b)(ii) of this Agreement.

“Independent Designee” means initially the person designated by HLM pursuant to Section 3(a) of this Agreement, and any replacement director for such persons designated by HLM pursuant to Section 3(b) of this Agreement.

“Warrants” means the warrants to purchase Common Stock issued pursuant to the Purchase Agreement.

2.             HLM Director Designation.  The Company hereby covenants and agrees that:

(a)           Concurrently with the Closing, the Board shall appoint Mr. Marty Felsenthal to the Board as a director of the Company and as a member of the Compensation Committee of the Board, provided that in the case of the Compensation Committee he meets the independence requirements of the Nasdaq Stock Market, the definition of a “Non-employee Director” under Rule 16b-3 under the Exchange Act, and the requirements of Section 162(m) of the Internal Revenue Code for “outside directors”; and the Company hereby represents and warrants that it is aware of no reason, including the transactions contemplated by this Agreement and the Purchase Agreement, why Mr. Felsenthal would not meet the independence requirements of the Nasdaq Stock Market, the definition of a “Non-employee Director” under Rule 16b-3 under the Exchange Act, and the requirements of Section 162(m) of the Internal Revenue Code for “outside directors” based on such requirements and definitions in existence on the date hereof.

(b)           For so long as HLM (together with its Affiliates) shall beneficially own Common Stock constituting not less than 5% of the outstanding shares of Common Stock (for purposes of this calculation, only shares of Common Stock outstanding will be deemed to be beneficially owned):

(i)            Prior to each annual meeting of the Company’s stockholders, (i) the Board shall nominate the HLM Designee to serve as a director of the Company, (ii) the Company shall recommend that the Company’s stockholders vote in favor of the HLM Designee, and (iii) the Company shall solicit proxies for the election of the HLM Designee;

(ii)           If the HLM Designee is unable or unwilling to continue to serve on the Board, the Board shall, consistent with its fiduciary duties, appoint a replacement director designated by HLM (and, if necessary, create a vacancy on the Board) to fill the resulting vacancy, provided that such replacement director is reasonably acceptable to the Board (and the Board will not unreasonably withhold acceptance of any such replacement director); and

(iii)         The HLM Designee shall serve as a member of the Compensation Committee of the Board, provided that the HLM Designee meets the independence requirements of the Nasdaq Stock Market, the definition of a “Non-employee Director” under Rule 16b-3 under the Exchange Act, and the requirements of Section 162(m) of the Internal Revenue Code for “outside directors”.

(c)           Each HLM Designee shall be considered an outside director for purposes of receiving Board compensation, and will receive compensation for service on the Board consistent with other outside members of the Board.

3.             Independent Director Designation.  For so long as HLM (together with its Affiliates) shall beneficially own Common Stock constituting not less than 14% of the outstanding shares of Common Stock (for purposes of this calculation, only shares of Common Stock outstanding will be deemed to be beneficially owned):

(a)           The Board shall, consistent with its fiduciary duties, appoint to the Board as a director of the Company (and, if necessary, shall create a vacancy on the Board to do so), which director shall be in addition to the HLM Designee, one designee of HLM reasonably acceptable to the Board (and the Board will not unreasonably withhold acceptance of any such replacement director), which designee shall not be an Affiliate of HLM and shall have industry experience relevant to the business of the Company.

(b)           If the Independent Designee is unable or unwilling to continue to serve on the Board, the Board shall, consistent with its fiduciary duties, appoint a replacement director designated by HLM meeting the criteria set forth in Section 3(a) (and, if necessary, create a vacancy on the Board) to fill the resulting vacancy, provided that such replacement director is reasonably acceptable to the Board (and the Board will not unreasonably withhold acceptance of any such replacement director).

(c)           Prior to each annual meeting of the Company’s stockholders, (i) the Board shall nominate the Independent Designee to serve as a director of the Company, (ii) the Company shall recommend that the Company’s stockholders vote in favor of the Independent Designee, and (iii) the Company shall solicit proxies for the election of the Independent Designee.

(d)           Each Independent Designee shall be considered an outside director for purposes of receiving Board compensation, and will receive compensation for service on the Board consistent with other outside members of the Board.

4.             HLM Other Rights.  For so long as HLM (together with its Affiliates) shall beneficially own Common Stock constituting not less than 25% of the shares of Common Stock issued to HLM in the Financing (for purposes of this calculation, treating Common Stock underlying Warrants held by HLM as if issued):

(a)           At the request of HLM, the Board shall appoint, consistent with its fiduciary duties, one Board member designated by HLM to such committees of the Board as HLM shall request, if such designation is permitted under applicable Securities and Exchange Commission and stock exchange rules, which designee shall be compensated for such services consistent with the other members of such committee(s).

(b)           The Company will hold no less than five Board meetings per year, of which at least four such meetings will be in person, and all expenses reasonably incurred by Board members in connection with such attendance will be reimbursed by the Company.

(c)           The Company will provide to the Board members, within 30 days following each calendar month, summary unaudited financial statements of the Company for such month.

(d)           The Company shall appoint one designee of HLM, reasonably acceptable to the Board (and the Board will not unreasonably withhold acceptance of any such designee), to sit on each advisory board of the Company, which designee will be compensated at the same rate as other members of such applicable advisory boards, it being understood and agreed that Teo Dagi is reasonably acceptable to the Board, provided that any such designee shall have executed an advisory board agreement reasonably acceptable to the Company.

(e)           The Company shall purchase within 30 days of the Closing, and shall maintain, a key man life and disability insurance policy with respect to the Chief Executive Officer of the Company, reasonably acceptable to HLM, in the amount of HLM’s investment in the Financing, with HLM being the beneficiary thereof, until such time as the Company has reported for a prior fiscal year, in audited financial statements, at least $30 million of revenue.

(f)            The Company shall enter into an indemnification agreement with each HLM Designee and Independent Designee, which indemnification agreement shall be no less favorable to such HLM Designee and Independent Designee as indemnification agreements with other members of the Board, and shall have such terms as are reasonably satisfactory to HLM.

5.             Miscellaneous.

(a)           Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, HLM, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b)           Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, except for, and as provided in, the Transaction Documents.

(c)           Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified, supplemented or waived unless the same shall be in writing and signed by the Company and HLM.

(d)           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(e)           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of HLM. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company may not assign its rights or obligations hereunder without the prior written consent of HLM (other than by merger or consolidation or to an entity which acquires the Company including by way of acquiring all or substantially all of the Company’s assets). The rights of HLM hereunder may be assigned by HLM only to an Affiliate of HLM that is not a competitor of the Company.  Any assignment in violation of the Section shall be null and void.

(f)            Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

(g)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(h)           Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(i)            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(j)            Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(k)           Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

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IN WITNESS WHEREOF, the parties have executed this HLM Rights Agreement as of the date first written above.

COMBIMATRIX CORPORATION

By:	/s/ R. Judd Jessup
	Name:	R. Judd Jessup
	Title:	CEO

HLM VENTURE PARTNERS III, L.P.

By:	HLM Venture Associates III, L.L.C., its General Partner

By:	/s/ Martin Felsenthal
Name:	Martin Felsenthal
Title:	Partner

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